Exhibit 99.1

CV Sciences, Inc. Announces Closing of Convertible Note Financing

San Diego, CA - November 15, 2021 (GLOBE NEWSWIRE) - CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent supplier and manufacturer of hemp cannabidiol (CBD) products, today announced that it has entered into a securities purchase agreement with an institutional investor, providing for the sale and issuance of convertible notes due 2022 in the aggregate original principal amount of $1.06 million. Upon our filing with the Securities and Exchange Commission of an additional prospectus supplement and supplemental indenture and our satisfaction of certain other closing conditions, we may elect to offer and sell up to and additional $4,240,000 in aggregate principal amount of notes at additional closings, resulting in potential gross proceeds for this offering and such additional offerings, of approximately $5.3 million.

This initial offering is expected to close on or prior to November 17, 2021, subject to satisfaction of customary closing conditions. The notes, when issued, will have an original issue discount of 6%, will mature 6 months from the closing date and will have an initial fixed conversion price of $0.2611, which represents a 120% premium to the arithmetic average of the volume weighted average prices of our common stock during the five trading day period ended, and including, November 12th, 2021 and will be subject to full ratchet antidilution protection. The Notes will also be alternately convertible, at such holder’s option, at an alternate conversion price equal to the lesser of (x) the fixed conversion price then in effect, and the greater of (x) $0.01, (y) 90% of the arithmetic average of the three lowest volume weighted average prices of our common stock during the ten (10) consecutive trading days immediately prior to such conversion and (z) 97% of the lowest sale price of our common stock on such conversion date.

The Company expects to use net proceeds of approximately $1 million, before deducting transaction fees and other estimated transaction expenses, from this offering for general corporate purposes which may include, without limitation, funding of product development, sales and marketing activities, increasing the Company’s working capital and investment in its products and intellectual property in order to accelerate growth.

The securities in this initial offering are being offered pursuant to an effective shelf registration statement on Form S-3 (File No. 333-237772) that the Company previously filed with the U.S. Securities and Exchange Commission (“SEC”). The offering will be made only by means of a written prospectus supplement and the accompanying prospectus that form a part of the registration statement. An electronic prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC. Copies of the prospectus supplement and the accompanying base prospectus relating to these securities will be available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CV Sciences, Inc.
CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a consumer product division focused on manufacturing, marketing and selling plant-based dietary supplements and CBD products to a range of market sectors; and a drug development division focused on developing and commercializing CBD-based novel therapeutics. The Company’s PlusCBD™ products are sold at more than 7,700 retail locations throughout the U.S. and it is one of the top-selling brands of hemp-derived CBD in the natural products market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry. CV Sciences follows all guidelines for Good Manufacturing Practices (GMP) and the Company’s products are processed, produced, and tested throughout the manufacturing process to confirm strict compliance with company standards and specifications. With a commitment to science, PlusCBD™ product benefits in healthy people are supported by human clinical research data, in addition to three published clinical case studies available on PubMed.gov. PlusCBD™ was the first hemp CBD supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status. CV Sciences, Inc. has primary offices and facilities in San Diego, California. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

Forward Looking Statements
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risk and uncertainties.

Contact Information

Investor Contact:
ICR
Reed Anderson
646-277-1260
reed.anderson@icrinc.com

Media Contact:
ICR
Cory Ziskind
646-277-1232
cory.ziskind@icrinc.com